EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Hecla Mining Company

Coeur d’Alene, Idaho

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated February 25, 2013, except for Note 17 which is dated October 25, 2013, relating to the consolidated financial statements, which appears in the Current Report on Form 8-K dated October 25, 2013, and our report dated February 25, 2013 relating to the effectiveness of Hecla Mining Company’s internal control over financial reporting, which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Spokane, Washington

October 25, 2013